UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 26, 2012

HARVARD ILLINOIS BANCORP, INC.
(Exact Name of Registrant as Specified in its Charter)

Maryland	000-53935	27-2238553
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

58 North Ayer Street, Harvard, Illinois	60033
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (815) 943-5261

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Salary Continuation Agreements.   On January 26, 2012, Harvard Savings Bank entered into amended and restated salary continuation agreements with each of Duffield J. Seyller, III and Donn Claussen, which supersede and replace the salary continuation agreements entered into with Mr. Seyller in 2006 and Mr. Claussen in 2008.  Under the salary continuation agreement, the executive is entitled to a normal retirement benefit upon termination of employment on or after attaining age 65.  In the event the executive terminates employment prior to normal retirement age, other than due to disability or death, the executive will be entitled to an early termination benefit in an amount equal to his vested accrued benefit as of the end of the month preceding his termination.  In the event of a change in control followed by the executive’s termination of employment, or in the event of the executive’s termination due to disability, the executive will be entitled to the normal retirement benefit, payable in 12 equal monthly installments for 15 years commencing on the date on which the executive attains age 65.  The normal retirement benefit is an annual benefit equal to $65,000 for Mr. Claussen and $50,000 for Mr. Seyller, payable in 12 equal monthly installments for 15 years.

The foregoing description of the amended and restated salary continuation agreements with Messrs. Seyller and Claussen is qualified in its entirety by reference to the salary continuation agreements that are attached hereto as Exhibit 10.1 and 10.2, respectively, of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Change in Control Agreement.  On January 26, 2012, Harvard Savings Bank entered into a three year change in control agreement with Richard J. Lipinsky, Secretary and Treasurer of Harvard Savings Bank, which supersedes and replaces the two year change in control agreement that Harvard Savings Bank entered into with Mr. Lipinsky in 2009.  The term of the agreement is for three years, renewable for an additional year on each anniversary date of the agreement, such that the remaining term of the agreement will always be for three years, unless the board determines not to renew the change in control agreement after a comprehensive review of executive’s performance, which will be conducted annually.  In the event of a change in control followed by the executive’s involuntary termination, including a termination for good reason as defined in the change in control agreement, but not including a termination for cause, the executive will be entitled to a severance payment equal to three times the sum of (i) executive’s base salary in effect as of the termination date, plus (ii) the highest level of incentive cash compensation earned by the executive during either the calendar year in which the termination occurs or the three calendar years immediately preceding the year in which the termination occurs.  The agreement provides that in the event the severance payments would include an “excess parachute payment” under Section 280G of the Internal Revenue Code, such benefits will be reduced by the minimum amount necessary to avoid penalties.

The foregoing description of the three year change in control agreement with Mr. Lipinsky is qualified in its entirety by reference to the three year change in control agreement that is attached hereto as Exhibit 10.3 of this Current Report on Form 8-K, and is incorporated by reference into this Item 5.02.

Item 9.01	Financial Statements and Exhibits

(a)	Financial statements of businesses acquired. Not applicable.

(b)	Pro forma financial information. Not applicable.

(c)	Shell company transactions. Not applicable.

(d)	Exhibits

Exhibit No.	Description

10.1	Amended and Restated Salary Continuation Agreement with Duffield J. Seyller, III

10.2	Amended and Restated Salary Continuation Agreement with Donn Claussen

10.3	Change in Control Agreement with Richard J. Lipinsky

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Harvard Illinois Bancorp, Inc.
DATE: February 1, 2012	By:	/s/ Duffield J. Seyller, III
Duffield J. Seyller, III
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amended and Restated Salary Continuation Agreement with Duffield J. Seyller, III

10.2	Amended and Restated Salary Continuation Agreement with Donn Claussen

10.3	Change in Control Agreement with Richard J. Lipinsky